Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

June 17, 2025

NATURE’S MIRACLE HOLDING INC.

3281 E. Guasti Rd. Suite 175

Ontario, CA 91761

Ladies and Gentlemen:

We have acted as counsel to Nature’s Miracle Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No.: 333-287013) to which this opinion is filed as an exhibit (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration for resale by the selling securityholders listed therein (the “Selling Securityholders”) of up to 60,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The 60,000,000 shares of Common Stock (the “Shares”) consist of: (i) the offer and sale, from time to time, of up to 55,817,669 shares of Common Stock (the “ELOC Shares”) of the Company, by GHS Investments, LLC, a Nevada limited liability company (the “Investor”), in connection with an equity line of credit for up to $20,000,000 pursuant to an Equity Purchase Facility Agreement (the “EPFA”), dated as of May 6, 2025; (ii) the offer and sale of 1,503,759 shares of Common Stock issued to the Investor as an equity incentive (“Commitment Shares”) pursuant to the EPFA; and (iii) the offer and sale by the Investor of up to 2,678,571 shares of Common Stock (the “Conversion Shares”) that may be issued upon the conversion of the 250 shares of Series A Preferred Stock, $0.0001 par value (the “Series A Shares”) that were issued to the Investor on May 6, 2025 pursuant to a Securities Purchase Agreement (the “SPA”).

The Shares may be offered from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act, as set forth in the Registration Statement, any amendment thereto, the prospectus contained in the Registration Statement (the “Prospectus”) and one or more supplements to the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the EPFA, the SPA, and the Certificate of Designation relating to the Series A Shares (the “Certificate of Designation”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

a)	The Commitment Shares have been duly authorized for issuance and, when issued, will be validly issued, fully paid and nonassessable;

b)	The ELOC Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the EPFA, will be validly issued, fully paid and nonassessable; and

Nature’s Miracle Holdings Inc. June 17, 2025 Page 2

c)	The Series A Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

The opinions we express herein are limited to matters involving the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP